EXHIBIT 99.1

               Bion Announces Primus Builders as General Contractor
                           for Kreider Farms Project

May 5, 2009. New York, New York. Bion Environmental Technologies, Inc. (OTCBB: BNET) announced that it has selected Primus Builders, Inc. (www.primusbuilders.com) as General Contractor for Phase 1 of its Kreider Farms project in Lancaster County, Pennsylvania. Primus, based in Atlanta, Georgia, will be responsible for coordinating all aspects of the project, including permitting, design and construction.

Bion's comprehensive environmental waste treatment system will treat the waste from Kreider's dairy operation to substantially reduce nitrogen and phosphorus in the effluent, as well as ammonia emitted to the atmosphere. Under Pennsylvania's nutrient trading program, credits will be earned for these reductions that can be sold to offset the discharges of municipal wastewater treatment plants in the region that are required to reduce their discharges under the Chesapeake Bay Tributary Strategy. Using credits in lieu of costly plant upgrades will result in substantial cost savings to Pennsylvania taxpayers and municipal ratepayers.

Bion will retain local engineering firms to perform the geotechnical (soils and foundation) review and environmental site assessments for the project. Additionally, local engineering firms will provide site survey, permitting and structural infrastructure assessment services. The waste treatment design scope of the project is currently out for competitive bid in accordance with the terms of the project's PENNVEST financing.

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About Bion: Bion has provided solutions to the agriculture and livestock industry since 1990, with 30 first-generation systems installed through 2003. Bion's next-generation technology results from 18 years of research & development, testing, commercial deployment, and further adaptation to evolving standards and opportunities. In addition to providing proven comprehensive environmental treatment, the system recovers cellulosic biomass from the waste stream to produce renewable energy in a process different and much more efficient than others that seek to exploit this energy source. The technology is scalable, proven and quickly gaining acceptance by regulatory agencies and other stakeholders as an effective solution to the environmental issues associated with concentrated livestock waste. For more information, see Bion's website: www.biontech.com.

About Primus: Primus Builders is an industrial design/build and construction firm specializing in agricultural-based planning, engineering, construction of food, distribution and processing facilities. Founded in 2000, Primus provides turnkey design and construction services under an owner-driven single-source responsibility approach, allowing its clients to focus on day-to-day business operations while having a single company responsible for complete project execution.



This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'potential', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                        Craig Scott
President                            Vice President-Capital Markets/IR
303-517-5302                         303-843-6191 direct
mas@biontech.com                     cscott@biontech.com